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                                                                   EXHIBIT 10.4

DATE:    January 21, 1999
TO:      Neal Wallach, President
         Endless Youth Products, Inc.

FROM:    Benjamin S. Gage, President
         Infomercial Development Services, Inc.

SUBJECT: "Le Solution Derma System" Marketing and Distribution Agreement

------------------------------------------------------------------------

Dear Neal:

This Marketing and Distribution Agreement ("Agreement") is between Endless Youth Products Inc., a Nevada corporation ("EY") and Infomercial Development Services, Inc., a California corporation ("IDS"), regarding the marketing and distribution of the LE SOLUTION DERMA SYSTEM ("the Product"). The Product which is the subject of this Agreement is defined on the attached Exhibit "A".

1. PREVIOUS AGREEMENT. Effective as of November 17, 1998, EY and IDS entered into a Letter of Intent regarding the subject of this Agreement. It is the express intention of the parties that this Agreement shall supercede the previous Letter of Intent between them and that this Agreement shall serve as the sole and complete agreement between EY and IDS.

2. OWNERSHIP OF PRODUCT. EY is the owner of all of the worldwide patent, trademark, and other intellectual property rights related to the Product. As specified herein, IDS grants to EY the exclusive right to use the Infomercial to market and sell the Product in all media, worldwide, during the term of this Agreement. EY shall be solely responsible for defending, indemnifying, and holding IDS harmless against any patent, trademark, or infringement claims related to the Product which may be brought against IDS. However, during the Term of this Agreement, EY and IDS shall jointly determine the appropriate action to be taken against any person or entity who may infringe on the Product of the rights granted hereunder and the costs of any such action shall be either paid or reimbursed from the proceeds resulting from the sale of the Product. If EY and IDS mutually agree to take and equally pay for legal action due to an infringement, they shall equally share in the proceeds resulting from any such action. Notwithstanding the foregoing, either IDS or EY may individually take action against a party to protect rights granted hereunder and if either party proceeds individually, it shall incur all costs and recover all proceeds related to such action.

3. PRODUCTION OF INFOMERCIAL. IDS and EY shall be jointly responsible for the coordination of all activities related to the production of the 30 minute infomercial or other form(s) or direct response television commercial(s) promoting the Product("the Infomercial"). IDS shall be solely responsible for the payment of the cost of production of the Infomercial in accordance with the production budget, the payment of the cost of the production of the Infomercial in accordance with the production budget, approved in advance and in writing by IDS, which shall be attached to the Production Agreement between IDS and the Infomercial Producer jointly selected by IDS and EY. It is agreed by EY and IDS

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that the total cost and budget for all aspects of the production of the
Infomercial shall not exceed $230,000. Any production funds not expended for the production of the Infomercial may be allocated for either editing of the Infomercial or the media test of the Infomercial as shall be jointly determined by IDS and EY. Except for the script review, approvals and the substantiation of IDS specified in Section 3.1 below, EY shall have full creative control over the content of the Infomercial.

As Infomercial Production Agreement between IDS, EY, and Monte-Brooks Productions, the anticipated Producer of the Infomercial, is currently in negotiation. The Production Agreement provides for progress payments which total $145,000 to the Producer at specified periods during the production of the Infomercial. IDS and EY agree that the timely payment of such amounts are of the essence for this Agreement. Therefore, if the Producer terminates the Production Agreement due to a payment default by IDS, EY shall have the option of terminating this Agreement.

    3.1 IDS APPROVALS. EY shall provide IDS with a copy of the Infomercial script for IDS' reasonable approval prior to commencing production of the Infomercial. Additionally, EY and IDS shall jointly (i) cause an infomercial substantiation expert jointly selected by EY and IDS to review and approve the Infomercial and the Product, as evidenced by an unqualified opinion letter from such expert setting forth such approval, and (ii) obtain all contracts, claims, substantiation materials, trademark confirmation, patent confirmation, and similar information as reasonably necessary to evidence such matters for this project. All participants in the Infomercial shall sign a release satisfactory to IDS in the form indicated on the attached Exhibit "B" and incorporated herein by reference.

    3.2 IDS ASSISTANCE. On an "as requested" basis, IDS has agreed to provide EY with assistance regarding certain aspects of the production of the Infomercial. Such matters may include: creation of a budget; selection of a producer; oversight of the production; and participation in editing. All such services shall be provided subject to the availability of IDS personnel and without charge to EY.

    3.3. OWNERSHIP OF INFOMERCIAL AND MARKETING MATERIALS. IDS shall be the sole owner or exclusive licensee of all testimonials, raw footage, and all other elements of the Infomercial and all other promotional and/or marketing materials related to the Infomercial. EY shall be the sole owner of all promotional and/or marketing materials related to the Product. During the term of this Agreement, EY shall exclusively license the right to use all of these Product marketing materials to IDS for the sole purpose of the production of the Infomercial. Upon the termination of this Agreement, all rights of EY to broadcast, exhibit, or otherwise utilize the Infomercial for any purposes whatsoever shall immediately cease and all rights of IDS to use the promotional and/or marketing materials related to the Product shall immediately cease.

4. INFOMERCIAL TESTING AND ROLL OUT Upon completion of the production and editing of the Infomercial, EY shall schedule, coordinate, and/or pay for a media test of the Infomercial to test the effectiveness of the Infomercial for the sale of the Product. The media test shall be in the minimum amount of $10,000 and for not less than three (3) days nor more than sixty (60) days on such cable and broadcast television networks and stations and at such times as EY and IDS jointly determine will draw favorable response rates for the sale of the Product. On a weekly basis during the media test and on a monthly basis thereafter, EY shall provide IDS with written reports containing complete information regarding the media ratio. If the initial media test yields a ratio of Product orders to media expenditures equal to or greater than 2 TO 1, (the "media ratio") and no more than 15% returns, EY shall immediately

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schedule, coordinate, and/or pay for sufficient television media for a full
"roll out" of the Infomercial for exhibition throughout the United States and Canada. For the purpose of this Agreement, "roll out" shall mean the usual and customary purchase of sufficient media and broadcast of the Infomercial in a manner which will sustain no less than 2:1 media ratio with no more than 15% returns in accordance with EY's reasonable projections related thereto.

5. TERM. Unless sooner terminated as specified herein, the Initial Term of this Agreement and the rights granted to EY for the exhibition of the Infomercial for the sale of the Product within the United States and Canada shall begin upon the date of this Agreement and shall continue for thirty-six
(36) months after roll out of the Infomercial. It is expressly agreed by EY and IDS that the Term of this Agreement shall continue for the longer of (i) the broadcast of the Infomercial; (ii) the broadcast of any "Sequel Infomercials" (as defined in Section 8 below) and (iii) the marketing and/or sale of the Product and "Sequel Product" (as defined in Section 8 below). Upon termination of this Agreement and subject to EY's full payment of all amounts due IDS, EY shall have the right to continue to accept and process orders for Products which were placed via the Infomercial prior to the date of termination. The representations and indemnifications of the parties shall survive the termination of this Agreement.

6. GRANT OF RIGHTS. During the term of this Agreement and any extension thereof, IDS grants to EY the exclusive right to exhibit the Infomercial to market and distribute product through all media now known or hereafter devised worldwide. Such rights shall include the associated rights related to the Infomercial including without limitation trademarks, music rights, and copyrights related thereto. The respective duties of EY and IDS regarding the Infomercial and the Product are described on the attached Exhibit "C". Any use of the trademarks, tradenames, likenesses, quotes, personal appearances, or other intellectual property related to the Infomercial shall require the approval of IDS, not to be unreasonably withheld, and once EY has received approval for a particular matter further approval for similar uses will not be required. IDS's approval shall be deemed given if EY makes a written request for approval from IDS and IDS fails to respond to such request within ten (10) days from the date of IDS's receipt of the request.

7. ROYALTIES AND PAYMENTS. In conjunction with the marketing and sale of the Product, EY shall pay IDS the following amounts with respect to the sale of the Product through the below described media and marketing methods:

    7.1. DOMESTIC INFOMERCIAL SALES. During the Term and any extensions thereof, as indicated and defined below on the chart of "media ratios" and "gross royalty" numbers, on the basis of the media ratios for the Infomercial EY shall pay to IDS payments equal to the percentage "Gross Receipts" from the sale of the Product, and any upsell products, via the Infomercial only, and within the United States and Canada.

MEDIA RATIO                  GROSS ROYALTY
-----------                  -------------
2:1 or less                  5% of Gross Receipts
2.01:1 - 2.5:1               6% of Gross Receipts
2.51:1 - 3:1                 7% of Gross Receipts
3.01:1 - 3.5:1               8% of Gross Receipts
3.51:1 - 4:1                 9% of Gross Receipts
4.01:1 or higher             10% of Gross Receipts


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For the purpose of this Agreement, "Gross Receipts" shall mean all revenue or cash equivalents EY receives for sales of Product and upsell products, less only returns, refunds, credit card chargebacks and fees, declines, cancels, bad debt and sales taxes which are directly related to the Product and upsell product(s) and shall not include shipping and handling revenues and costs.

For the purpose of this Agreement, "Media Ratio" shall mean the fraction, which EY shall calculate quarterly, the numerator of which shall equal Gross Receipts from Infomercial sales and the denominator of which shall equal the gross cost of media, including a 15% media commission, related to the exhibition of the Infomercial. Gross Royalty payments due IDS for the sale of Product via Domestic Infomercials shall be calculated and paid within thirty-five (35) days of the end of each 30 day period of the Term of this Agreement.

    7.2. DOMESTIC NON-INFOMERCIAL SALES OF THE PRODUCT. EY shall pay to IDS four percent (4%) of the Gross Receipts from all Domestic Non-Infomercial sales of the Product.

    7.3. INTERNATIONAL OF THE PRODUCT. EY shall pay to IDS five percent (5%) of the Gross Receipts from all International sales of the Product from any and all media.

    7.4. HOME SHOPPING SALES. EY shall pay to IDS five percent (5%) of the Gross Receipts (less only mutually approved payments to third-party talent) from all sales of the product by way of home shopping.

    7.5. CONTINUITY SALES. EY shall pay to IDS four percent (4%) of all Gross Receipts from all sales of a "Continuity Product" (as defined below).

For the purposes of this Agreement, a "Continuity Product" shall mean a product offered as a part of a program whereby there is an automatic shipment of additional products or a re-order of the same product first ordered, usually on a monthly basis, following the shipment of the initial order of the Product.

8. SEQUEL INFOMERCIAL(S) AND SEQUEL PRODUCT(S). In the event EY and IDS elect to produce one or more "Sequel Infomercials" for the marketing of the Product or a "Sequel Product", the following shall be the terms of such relationship: (i) EY shall be solely responsible for the coordination and costs of the production of any Sequel Infomercial(s) and/or Sequel Products;
(ii) IDS shall receive compensation for all sales of the Product resulting from a Sequel Infomercial as specified in Section 7.6 above; (iii) IDS shall receive compensation for all sales of any Sequel Product(s) resulting from the broadcast of a Sequel Infomercial equal to one-half of the compensation rate due for sales resulting from the initial Infomercial produced hereunder and (iii) the compensation due IDS shall be paid by EY for the entire term of the broadcast of any Sequel Infomercial of the sale of any Sequel Product. For the purposes of this Agreement, "Sequel Infomercial" shall mean an Infomercial produced and exhibited for the sale of the Product or Sequel Product after the production and/or exhibition of the Infomercial produced under this Agreement. For the purposes of this Agreement, a "Sequel Product" shall mean a product which is based upon, has the same characteristics of, uses the same name or marketing materials, or is an improvement or derivative of the Product.

9. PRODUCT MANUFACTURE, PACKAGING AND DELIVERY. EY shall be responsible to coordinate all activities related to the manufacture and delivery of the Product to EY or to the fulfillment center(s)

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designated by EY.  In the event the media test of the Infomercial is successful, EY as specified herein shall be responsible to coordinate all aspects of the creation of and payment for the molds, Product packaging, and other costs related to the marketing and sale of the Product and EY shall coordinate and determine responsibility for all aspects of the manufacture and delivery of the Product.

10. CUSTOMER LIST. During the term of this Agreement, EY shall compile and maintain a list of names, addresses, and other information for the persons who inquire about and/or order the Product. EY shall own this Customer List. EY shall have the right to rent the Customer List for fair market value to any party (including IDS or EY) for the marketing of any products which are not directly competitive with the Product. All Net Profits received from the rental of the Customer List shall be divided equally between EY and IDS.

11. ACCOUNTING; REPORTS, PAYMENTS; INSPECTION. EY and its sublicensees and subsidiaries shall keep complete and accurate books of account relating to the marketing, distribution and sale of the Product and any Sequel Product(s). During the term of this Agreement for each month in which there are sales of the Product or Sequel Product(s), within thirty-five (35) days after the end of the month EY shall provide IDS with a report containing complete information regarding sales of the Product or Sequel Product(s) and as required hereunder the calculation of Royalties and/or Net Profits as specified herein including therewith a payment of any Royalties and/or Net Profits due IDS for the prior month activities. Such books of account and supporting data shall be available for inspection by IDS during EY's regular business hours for a period of two (2) years following the end of the fiscal year to which they pertain.

In the event the inspection of EY's books and records reveals that any annual payment to IDS was understated by five percent (5%) or more, EY shall be responsible to pay for the reasonable costs of inspection. Additionally, any amount due IDS which is unpaid shall accrue interest at the rate of ten percent (10%) per annum until the total amount due, including interest, is paid in full. Any determination of underpayment shall not be a breach of this Agreement unless the full amount due remains unpaid for a period exceeding ten (10) days after receipt of written payment demand.

12. REPRESENTATIONS

    12.1 REPRESENTATIONS OF IDS. IDS represents and warrants that (a) they are the sole owner of the Infomercial and all rights related thereto; (b) the use of the Infomercial, and the titles, logos, and references made therein are permitted and do not infringe upon the rights of any third-party; (c) the distribution of the Infomercial is not restricted to or prohibited by any Federal, State, local law or ERA guideline; (d) IDS has not entered into any oral or written contract which would impair the rights granted to EY or limit the effectiveness of this Agreement, nor is IDS aware of any claims or actions which would impair or limit the rights granted to EY hereunder; (e) IDS acknowledges that the sale of Products through infomercials and other direct response media is a high risk activity without guarantee of success or return of invested capital and (f) the entry into this Agreement by IDS will not violate any agreements to which IDS is a party.

    12.2. REPRESENTATIONS OF EY. EY represents and warrants that (a) they are the sole owners the Product and all rights related thereto; (b) the use and sale of the Product as contemplated herein is permitted and does not infringe upon the rights of any third-party; (c) the distribution of the Product is not restricted or prohibited by any Federal, State, local law or ERA guideline; (d) EY has not entered into any oral or written contract which would impair the rights granted to IDS or limit the effectiveness

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of this Agreement, nor is EY aware of any claims or actions which would impair or limit the rights granted to IDS hereunder; (e) the undersigned representative of EY has the right and power to enter into this Agreement and
(f) the execution and performance of this Agreement by EY will not violate any agreements to which EY is a party.

13. INDEMNITY

    13.1 IDS'S INDEMNITY OF EY. IDS shall hold harmless, indemnify, and defend EY, at IDS's expense with counsel selected by EY, against any and all claims, demands, liability, or other harm incurred by EY (including without limitation claims of trademark, copyright, patent, or false advertising) resulting from the exhibition of the Infomercial or the promotion or sale of the Product or the negligent acts or actions of IDS.

    13.2 EY'S INDEMNITY OF IDS. EY shall hold harmless, indemnify, and defend IDS, at EY's expense and with counsel selected by IDS, against any and all claims, demands, liability, or other harm incurred by IDS as a result of the negligent acts or actions of EY.

14. INSURANCE. In the event "roll out" of the Infomercial occurs, during the Term of this Agreement IDS shall maintain media liability insurance of the type typically maintained by distributors of infomercials and infomercial products and EY shall acquire for each Product products liability insurance coverage of the type typically maintained by sellers of infomercial products. Each such policy of insurance shall be in an amount of no less than $1 million per occurrence and $2 million in the aggregate and shall have the following conditions: (i) a deductible not exceeding $10,000; (ii) a rating of no less than B+ in the Best Guide; (iii) each party shall be named as an additional insured on the other party's policy; (iv) no less than ten (10) days written notice to the other party shall be required to decrease the policy benefits or cancel the policy and (v) each party shall provide the other party with a copy of certificate evidencing compliance with these requirements within thirty (30) days of the date of this Agreement.

15. INDEPENDENT CONTRACTORS. It is expressly agreed that EY and IDS are dealing with each other as independent contractors. Each party shall be solely responsible, without liability to the other, for the timely reporting and payment of all taxes and other withholdings, deductions and payments required by law with respect to its own operations and employees.

16. DISPUTE RESOLUTION. In the event of any dispute regarding this Agreement or the respective rights of the parties under this Agreement, the parties agree to submit such dispute to binding arbitration in Orange County, California before a professional arbitrator selected by the parties or, if the parties cannot agree on an arbitrator, appointed by the court. Any such arbitration shall be commenced within fifteen (15) days and completed within forty-five (45) days of selection of the arbitrator and the discovery rules contained in the California Code of Civil Procedure shall apply to all such proceedings. The arbitrator shall have the right to order all remedies and award attorney's fees and costs to the prevailing party; and any such orders may be entered into a court of competent jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California.

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17.   NOTICE   All notices under this Agreement shall be in writing and
effective when confirmed delivered by personal service, telefax, overnight delivery or other method to the addresses indicated below or otherwise later designated in writing by the parties:

TO IDS:                                      TO EY:
Infomercial Development Services, Inc.       Endless Youth Products, Inc.
9255 Towne Centre Drive, Suite 500           6767 W. Tropicana Bl. Suite 206
San Diego, CA  92121                         Las Vegas, NV  89103
Attn: Benjamin S. Gage                       Attn: Neal Wallach
Fax (619) 622-7878                           Fax (702) 248-1082

18.   GENERAL PROVISIONS   This Agreement represents the entire understanding
of the parties and no modification of the terms contained herein shall be effective unless in writing and signed by the parties. Time is of the essence for all performance under this Agreement. Neither party shall have the right to assign this Agreement without the prior written consent, not be unreasonably withheld, of the other party. No failure to enforce or waiver shall constitute a waiver of future performance. In the event any provision of this Agreement is found to be unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect. This Agreement may be executed in counterparts which may be taken together to constitute the original of this Agreement. Each party to this Agreement has been represented by independent counsel and each party has fully participated in the drafting of this Agreement so as to eliminate any issue of interpretation against the preparer of this Agreement.


            AGREED TO AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN


ENDLESS YOUTH PRODUCTS, INC.                INFOMERCIAL DEVELOPMENT SYSTEMs,
INC., A NEVADA CORPORATION                  INC., A CALIFORNIA CORPORATION





By: /s/ Neal Wallach
   -----------------------------            By: /s/ Benjamin S. Gage
   Neal Wallach, President                     -------------------------------
                                               Benjamin S. Gage, President





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                                  EXHIBIT "A"
                              PRODUCT DEFINITION

For the purposes of this Agreement, the Product shall be defined as the following:


                                   [omitted]













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                                  EXHIBIT "B"
                     FORM INFOMERCIAL PARTICIPANT RELEASE





                                   [omitted]









                                      9
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                                  EXHIBIT "C"
                        RESPECTIVE DUTIES OF THE PARTIES


For the purposes of this Agreement, the following shall be the respective duties and responsibilities of EY and IDS:

  RESPONSIBLE PARTY

EY           IDS                DUTY AND/OR RESPONSIBILITY

              X           Finance and produce completed Infomercial
---          ---          (including generic end tag and applicable notations
                          for credit cards, shipping and handling, taxes, phone number and addresses as designated by EY),

 X                        Produce completed Product, Product packaging and
---          ---          Product "welcome letter".


 X                        Assist with the Infomercial script and production
---          ---          (including pre-production and post-production) and
                          coordinate development of molds, packaging and marketing materials for the Product.

 X                        Obtain all direct response phone numbers and
---          ---          addresses and customize the Infomercial with
                          appropriate direct response ordering information.

 X                        Select inbound telemarketing company, create
---          ---          inbound telemarketing scripts and manage all aspects
                          of inbound telemarketing process.

 X                        Coordinate all aspects of Product order processing
---          ---          including receipt of orders, credit card authorization
                          and deposits, order shipping, processing of Product returns and refunds and all related matters.

 X                        Coordinate the collection, reporting and payment of
---          ---          all appropriate taxes (including sales, excise,
                          inventory, etc.) related to Product sales.

 X                        Coordinate duplication of Infomercial sub-master
---          ---          tapes and distribution of sub-masters to television
                          stations.

 X                        Select, manage, purchase and place all media for
---          ---          exhibition of the Infomercial and marketing of the
                          Product in all media and markets.

 X                        Coordinate the manufacture of sufficient quantities
---          ---          of the Product, at the designated price and quality,
                          to meet orders.

 X                        Select and manage all aspects of the receipt and
---          ---          processing of Product orders by the designated
                          fulfillment center(s).


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                                EXHIBIT "C" (cont)
                         RESPECTIVE DUTIES OF THE PARTIES


EY           IDS                DUTY AND/OR RESPONSIBILITY

 X                        Coordinate the delivery of the Product to the
---          ---          designated fulfillment center(s).

 X                        Manage all aspects of the marketing and sale of the
---          ---          Product in all designated media and markets throughout
                          the term of the Agreement.



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